EXHIBIT 99.1

NEWS RELEASE

RANGE ANNOUNCES THIRD QUARTER PRODUCTION RESULTS

FORT WORTH, TEXAS, OCTOBER 11, 2012…RANGE RESOURCES CORPORATION (NYSE: RRC) today announced its third quarter 2012 production results, preliminary realized prices and an update on its hedging status. On an equivalent basis, production volumes exceeded the upper range of guidance for the third quarter production averaging 790 Mmcfe net per day, a 47% increase over the prior-year quarter and 10% greater than second quarter 2012. The record production was driven by the continued success of the Company’s drilling program in the Marcellus and horizontal Mississippian oil plays. Production was 79% natural gas, 15% natural gas liquids (NGLs) and 6% crude oil. Year-over-year oil production increased 36%, NGL production rose 30%, while natural gas production increased 52%. Preliminary third quarter average net production volumes were: 623.3 Mmcf per day of natural gas, 20,040 barrels per day of NGLs and 7,748 barrels per day of crude oil.

The Company also announced that its preliminary third quarter 2012 commodity price realizations (including the impact of cash-settled hedges and derivative settlements which would correspond to analysts’ estimates) averaged $4.88 per mcfe before deduction of third-party transportation, gathering and compression fees. This compares to $6.41 per mcfe for the prior year quarter and $4.74 per mcfe for the second quarter of 2012. Preliminary third quarter realized prices for each commodity were: natural gas – $3.88 per mcf, natural gas liquids – $38.79 per barrel and crude oil – $84.86. NYMEX Henry Hub index natural gas price averaged $2.81 per mcf during the quarter and WTI crude oil index price averaged $92.58 per barrel. The Company also announced that it has elected not to drill the last remaining Barnett undeveloped leasehold which it had retained when the Barnett properties were sold in 2011. The Barnett undeveloped leasehold will increase the non-cash unproved property impairment provision by $20 million for the quarter.

Commenting on the announcement, Jeff Ventura, Range’s President and CEO, said, “The 47% year-over-year increase and the 10% increase over the second quarter in production reflects excellent team performance by all our employees and industry partners. As a result, we are well on track to achieve our 2012 production growth target of 35%. Our focus on reducing total unit costs continues to bear fruit and capital expenditures remain within our original budget. Given the positive operating results during the first three quarters of the year, coupled with our outstanding hedge position, we are well-positioned to have a strong finish for 2012. These outstanding results also provide substantial momentum as we look toward 2013.”

Hedging Status

Range hedges portions of its expected future production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. At September 30, 2012, Range had approximately 84% of its expected fourth quarter 2012 natural gas production hedged at a weighted average floor of $4.27 per mcf. Similarly, Range has hedged or committed for the fourth quarter 2012 approximately 80% of its projected crude oil production at a floor of $91.19 and approximately 60% of its composite NGL production at above current market prices. During the third quarter, Range realized approximately $80 million in hedging gains. As of September 30, 2012, Range had future hedging gains of approximately $145 million with roughly 40% expected to be recognized in the fourth quarter 2012, roughly 56% in 2013 and 4% in 2014.

Range has hedged additional volumes over the last few months. Currently, Range’s hedge position is:

HEDGING POSITION AS OF OCTOBER 11, 2012

	Daily Volume	Hedge Price	Premium (Paid) / Received
Gas (Mmbtu)
4Q 2012 Swaps	270,000	$3.77	($0.01)
4Q 2012 Collars	279,641	$4.76 - $5.22	($0.19)

2013 Swaps	187,521	$3.59	—
2013 Collars	280,000	$4.59 - $5.05	—

2014 Collars	355,000	$3.77 - $4.47	—

Oil (bbls)
4Q 2012 Calls	2,200	$85.00	$13.71
4Q 2012 Collars	4,500	$75.56 - $82.78	$8.57

2013 Swaps	5,081	$96.59	—
2013 Collars	3,000	$90.60 - $100.00	—

2014 Swaps	4,000	$94.56	—
2014 Collars	2,000	$85.55 - $100.00	—

C5 Natural Gasoline (bbls)
4Q 2012 Swaps	6,500	$2.2923	—

2013 Swaps	6,500	$2.1343	—

C3 Propane (bbls)
4Q 2012 Swaps	6,000	$1.2241	—

2013 Swaps	5,000	$0.9418	—

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading independent oil and natural gas producer with operations focused in Appalachia and the southwest region of the United States. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at http://www.rangeresources.com/ and http://www.myrangeresources.com/.

Except for historical information, statements made in this release such as projected production targets, realized prices subject to audit review, expected reduction in unit costs, expected capital expenditures, expected future hedging gains and expected future results are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference. Investors are urged to consider closely the disclosure in our most recent Annual

Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

2012-21

SOURCE:	Range Resources Corporation
Main number: 817-870-2601

Investor Contacts:

Rodney Waller, Senior Vice President

817-869-4258

David Amend, Investor Relations Manager

817-869-4266

Laith Sando, Senior Financial Analyst

817-869-4267

or

Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

www.rangeresources.com

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